Exhibit 99.1

NEWS RELEASE

Travelers Announces Tender Offer for its 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 and Consent Solicitation Relating to its 6.75% Senior Notes due 2036

NEW YORK — (BUSINESS WIRE) — The Travelers Companies, Inc. (NYSE:TRV) announced today that it has commenced an offer to purchase for cash (the “Tender Offer”) any and all of its $1.0 billion in outstanding 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Subordinated Debentures”) at a purchase price of $1,050 per $1,000 principal amount, plus accrued and unpaid interest.  The Tender Offer will expire at 5:00 p.m. EDT on Nov. 5, 2010, unless terminated or extended by Travelers in its sole discretion.  The Tender Offer is being made pursuant to an “Offer to Purchase” dated today, which sets forth a more comprehensive description of the terms of the Tender Offer.

Travelers is currently subject to a replacement capital covenant, which was entered into on March 12, 2007, for the benefit of the holders of its 6.75% Senior Notes due 2036 (the “Covered Debt “) in connection with the issuance of the Subordinated Debentures. Under the replacement capital covenant, Travelers is prohibited from repaying, redeeming or repurchasing the Subordinated Debentures before March 15, 2047 unless a specified portion of the funds used to repay, redeem or repurchase the Subordinated Debentures are obtained by Travelers through the sale of common stock or certain other equity or equity-like securities. The termination of the replacement capital covenant requires the consent of a majority of the holders of the Covered Debt.

Accordingly, concurrently with the Tender Offer, Travelers is also commencing a consent solicitation (the “Consent Solicitation”) to the holders of the Covered Debt to terminate the replacement capital covenant. The termination of the replacement capital covenant is a condition to the completion of the Tender Offer. Travelers will make a cash payment to each holder of the Covered Debt of $5.00 per $1,000 in principal amount of Covered Debt as to which a duly executed consent is delivered prior to the expiration of the Consent Solicitation if the consent solicitation is successful and the replacement capital covenant is terminated. Any consent payment due will be paid promptly after the expiration of the Consent Solicitation. The Consent Solicitation will expire at 5:00 p.m. EDT on Nov. 4, 2010, unless terminated or extended by Travelers in its sole discretion. The Tender Offer is conditioned upon the successful completion of the Consent Solicitation, but the Consent Solicitation is not conditioned upon the successful completion of the Tender Offer. The Consent Solicitation is being made pursuant to a “Consent Solicitation Statement” dated today, which sets forth a more comprehensive description of the terms of the Consent Solicitation.

Copies of the Consent Solicitation Statement, the letter of consent, the Offer to Purchase and the letter of transmittal may be obtained by holders of the applicable securities from the Information Agent for the Consent Solicitation and the Tender Offer, Global Bondholder Services Corporation, at (866) 857-2200.

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation and the Dealer Manager for the Tender Offer.  Questions may be directed to BofA Merrill Lynch, at (866) 292-0070 (toll-free) or (980) 683-3215 (collect).

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release, under the heading “Risk Factors” in the company’s most recent Form 10-K and the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

Contacts

For The Travelers Companies, Inc.

Media:

Shane Boyd, 917.778.6267
Delker Herbert, 860.954.7975
or
Investors:
Gabriella Nawi, 917.778.6844
Andrew Hersom, 860.277.0902
or
Individual Investors:
Marc Parr, 860.277.0779